Exhibit 3.3

Proxy Agreement

This Proxy Agreement (this “Agreement”) is entered into as of April 15, 2009 between the following two parties in Hangzhou.

Party A: NetEase (Hangzhou) Network Co., Ltd., a wholly foreign-owned enterprise registered in Hangzhou, PRC under the laws of the PRC

Party B: Hu Zhipeng 330106197812210436, a citizen of the People’s Republic of China (the “PRC”)

In this Agreement, Party A and Party B are called collectively as the “Parties” and each of them is a “Party.”

WHEREAS

1.                                      Party B and Chen Gang jointly established Hangzhou Leihuo Network Co., Ltd. (the “Company”) on April 15, 2009, in which Party B owns 50% of the equity interests and Chen Gang owns 50% of the equity interests.

2.                                      Party B is willing to entrust the person designated by Party A with full authority to exercise his/her shareholder’s voting rights at the Company’s shareholders’ meetings.

NOW, THEREFORE, through negotiations, all parties to this Agreement hereby agree as follows:

1.                                      Party B hereby agrees to irrevocably entrust the person designated by Party A to exercise on his/her behalf all shareholder’s voting rights and other shareholder’s rights at the shareholders’ meeting of the Company in accordance with PRC law and the Company’s articles of association, including, but not limited to, with respect to the sale or transfer of all or part of Party B’s equity interests in the Company and the appointment and election of the directors and chairman of the Company.

2.                                      Party A agrees to designate a person to accept the entrustment by Party B pursuant to Article 1 of this Agreement, and such person shall represent Party B in the exercise of Party B’s shareholder’s voting rights and other shareholder’s rights pursuant to this Agreement.

3.                                      Party B hereby acknowledges that, regardless how his/her equity interests in the Company will change, he/she shall entrust the person designated by Party A with all of his/her shareholder’s voting rights and other shareholder’s rights. If Party B transfers his/her equity interests in the Company to any individual or company, other than Party A, or the individuals or entities designated by Party A (each, a “Transferee”), Party B shall cause such Transferee to, concurrently with the execution of the equity transfer documents, sign an agreement with the same terms and conditions as this Agreement to entrust the person designated by Party A with the shareholder’s voting rights and other shareholder’s rights of the Transferee.  In the event of Party B’s death or incapacity, the terms of this Agreement shall be binding upon the executors, administrators, heirs and successors of Party B.  Any equity interests in the Company held by Party B shall not be part of Party B’s estate upon death or incapacity and shall not pass to Party B’s heirs or successors.  Upon Party B’s death or incapacity, any equity interests in the Company held by Party B shall be transferred to Party A or its designated person(s).

4.                                      Party B hereby acknowledges that if Party A withdraws the appointment of the relevant person to whom Party B has entrusted his shareholder’s voting rights and other shareholder’s rights, he/she will withdraw his/her authorization for this person and authorize other persons designated by Party A to exercise his/her shareholder’s voting rights and other shareholder’s rights at the shareholders’ meeting of the Company.

5.                                      This Agreement shall become effective as of the date it is duly executed by the Parties’ authorized representatives.

6.                                      The term of this Agreement shall be twenty (20) years and may be extended by agreement between the Parties upon the expiration hereof.

7.                                      Any amendment to, and/or cancellation of, this Agreement shall be agreed by the Parties in writing.

8.                                      Applicable Laws and Dispute Resolution

a.              The formation, validity, interpretation and performance of and settlement of disputes under this Agreement shall be governed by the laws of the PRC.

b.              Any dispute, conflict, or claim arising in connection with the interpretation and performance of the provisions of this Agreement (including any issue relating to the existence, validity, and termination of this Agreement) shall be resolved by the Parties in good faith through negotiations. In case no resolution can be reached by the Parties within thirty (30) days after a Party makes a request for dispute resolution through negotiations, any Party may refer such dispute to a competent court having legal jurisdiction over Hangzhou, PRC. The Parties agree to submit to the jurisdiction of such court.

NetEase (Hangzhou) Network Co., Ltd. (seal)

Authorized Representative:	/s/ William Lei Ding
Name:
Title:

Hu Zhipeng

Signature:	/s/ Hu Zhipeng

This Agreement is agreed and accepted by:

Hangzhou Leihuo Network Co., Ltd. (seal)

Authorized Representative:	/s/ William Lei Ding
Name:
Title: